Exhibit 3.18

CR-79496 Certificate of Incorporation I, ANTHONY IAN GODDARD Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law (Revised), that all the requirements of the said Law in respect of registration were complied with by NOBLE DRILLING (TVL) LTD. an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 6th Day of February One Thousand Nine Hundred Ninety-Eight REGISTRAR OF COMPANIES EXEMPTED CAYMAN ISLANDS Given under my hand and Seal at George Town in the Island of Grand Cayman this Sixth day of February One Thousand Nine Hundred Ninety-Eight Assistant Registrar of Companies, Cayman Islands, B.W.I.